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                                                                     Exhibit 3.4

                        Restated Articles of Association

                         Tyco International Group S.A.
                                Societe anonyme
                     Siege social : 6, avenue Emile Reuter
                                  L-2420 Luxembourg
                           R.C. Luxembourg B 63.939

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            Status coordonnes deposes au greffe du tribunal
      d'arrondissement de et a Luxembourg, le
            Pour mention afin de publication au Memorial, Recueil Special des Societes et Associations.
            Hesperange, le 28 decembre 1998.
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                         Tyco International Group S.A.
                                Societe anonyme
                     Siege social : 6, avenue Emile Reuter
                                  L-2420 Luxembourg
                           R.C. Luxembourg B 63.939

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      constituee suivant acte du notaire Gerard LECUIT, de residence a
      Hesperange, en date du 30 mars 1998, publie au Memorial, Recueil Special C numero 474 du 29 juin 1998,

      les statuts de la sociere ont ete modifies:

      - suivant acte dudit notaire Gerard LECUIT, en date du 6 juillet 1998, publie au Memorial, Recueil Special C numero 733 du 10 octobre 1998,

      - suivant acte dudit notaire Gerard LECUIT, en date du
      22 octobre 1998,

      - suivant acte dudit notaire Gerard LECUIT, en date du
      4 decembre 1998,
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      TITLE I. - DENOMINATION, REGISTERED OFFICE, OBJECT,
                                   DURATION,

      ARTICLE 1

      There is established hereby a societe anonyme under the name of TYCO INTERNATIONAL GROUP S.A.

      ARTICLE 2

      The registered office of the corporation is established in Luxembourg.

      The registered office may be transferred to any other place in the municipality by a decision of the board of directors.

      If extraordinary political or economic events occur or are imminent, which might interfere with the normal activities of the registered office, or with easy communication between the registered office and abroad, the registered office shall be declared to have been transferred abroad provisionally, until the complete cessation of such extraordinary events. such provisional transfer, shall have no effect on the nationality of the company. Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the organ of the corporation which is best situated for this purpose under such circumstance.

      ARTICLE 3

      The corporation is established for an unlimited period.

      ARTICLE 4

      The corporation may carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises in whatever form and the administration management, control and development of those participating interests.

      The corporation may issue bonds, notes and other debt instruments both in public and private placements, in registered or bearer form, with any denomination and payable in any currencies.

      The corporation may furthermore carry out any commercial, industrial or financial operations as well as any transactions in respect of real estate or moveable property.
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      In particular, the corporation may use its funds whether borrowed or not for creation, development and control of any enterprise and the grant to companies in which the corporation has a participating interest or which are under the same control as the corporation, any support, loans, advances or guarantees.

                           TITLE II. - CAPITAL SHARES

      ARTICLE 5

      The subscribed capital of the corporation is fixed at forty thousand and four United States Dollars (40.004.-USD) represented by twenty thousand and two (20,002) shares with a par value of two United States Dollars (2.- USD).

      Shares may be evidenced at the owners option, in certificates representing single shares or in certificates representing two or more shares.

      Shares may be issued in registered or bearer form, at the shareholder's option.

      The corporation may, to the extent and under the terms permitted by law, purchase its own shares.

                             TITLE III.- MANAGEMENT

      ARTICLE 6

      The corporation shall be managed by a board of directors composed of at least three members, either shareholders or not, who shall be appointed for a term not exceeding six years, by a general meeting of shareholders. They may be reelected and may be removed at any time by a general meeting of shareholders.

      The number of directors and their term of office shall be fixed by a general meeting of shareholders.

      In the event of a vacancy on the board of directors, the remaining directors have the right to fill in the vacancy, which decision has to be ratified by the next general meeting.

      ARTICLE 7

      The board of directors shall elect from among its members a chairman.

      A meeting of the board of directors shall be convened at any time upon call by the chairman or at the request of not less than two directors.
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      The board of directors may validly deliberate and act only if the majority of its members are present or represented, a proxy between directors, which may be given by letter, telegram, telex or telefax being permitted. In case of emergency, directors may vote by letter, telegram telex or telefax.
Resolutions shall require a majority vote.

      In case of a tie, the chairman has a casting vote.

      ARTICLE 8

      The board of directors shall have the broadest powers to perform all acts of administration and disposition in compliance with the corporate object stated in Article 4 hereof.

      All powers not expressly reserved by law or by the present articles of association to a general meeting of shareholders, shall fall within the competence of the board of directors.

      The board of directors may pay interim dividends in compliance with the legal requirements.

      ARTICLE 9

      The corporation shall be bound in all circumstances by the joint signature of two directors or by the sole signature of the managing director provided that special arrangements have been reached concerning the authorized signature in the case of a delegation of powers or proxies given by the board of directors pursuant to Article 10 hereof.

      ARTICLE 10

      The board of directors may delegate its powers for the conduct of the daily management of the Corporation, to one or more directors, who will be called managing directors.

      The board of directors may also commit the management of all or part of the affairs of the corporation, to one or more managers and give special powers for determined matters to one or more proxyholders. Such proxyholder or manager shall not be required to be a director or a shareholder.

      Delegation to a member of the board of directors is subject to a prior authorization of the general meeting.
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      ARTICLE 11

      Any litigation involving the corporation either as plaintiff or as defendant, will be handled in the name of the corporation by the board of directors, represented by its chairman or by a director delegated for such purpose.

                              TITLE IV.- SECRETARY

      ARTICLE 12

      A secretary may be appointed by a resolution or a meeting of the shareholders of the Company ("Secretary").

      The Secretary, who may or may not be a director, shall have the responsibility to act as clerk of the meetings of the board of directors and, to the extent practical, of the shareholders' meetings, and to keep the records and the minutes of the board of directors and, to the extent practical, of the shareholders' meetings and their transactions in a book to be kept for that purpose, and he shall perform like duties for all committees of the board of directors (if any) when required. He shall have the possibility to delegate his powers to one or several persons provided he shall remain responsible for the tasks so delegated.

      The Secretary shall have the power and authority to issue certificates and extracts on behalf of the Company to be produced in court or, more generally, vis-a-vis any third parties and to be used as official documents.

                              TITLE V.- SUPERVISION

      ARTICLES 13

      The corporation shall be supervised by one or more statutory auditors, appointed by a general meeting of shareholders which shall fix their number, remuneration, and their term of office, such office not to exceed six years.

      They may be reelected and removed at any time.

                TITLE VI.- GENERAL MEETING

      ARTICLE 14

      The annual general meeting of shareholders will be held in the commune of the registered office at the place specified in the convening notices on the second Tuesday of February at 10:00 a.m.
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      If such day is a legal holiday, the annual general meeting will be held on the next following business day.

      If all the shareholders are present or represented and if they declare that they have had knowledge of the agenda, the general meeting may take place without previous convening notices. Each share gives the right to one vote.

              TITLE VII.- ACCOUNTING YEAR, ALLOCATION OF PROFITS

      ARTICLE 15

      The accounting year of the corporation shall begin on the 1st of October and shall terminate on the 30th of September of the next year.

      ARTICLE 16

      After deduction of any and all expenses and amortization of the corporation, the credit balance represents the net profits of the corporation. Of such net profit, five percent (5%) shall be compulsorily appropriated for the legal reserve; such appropriation shall cease when the legal reserve amounts to ten percent (10%) of the capital of the corporation, but shall be resumed until the reserve is entirely reconstituted if, at any time and for whatever reason, the legal reserve has fallen below the required ten percent of the capital of the corporation (10%).

      The balance of the net profit is at the disposal of the general meeting.

                      TITLE VIII.- DISSOLUTION, LIQUIDATION

      ARTICLE 17

      The corporation may be dissolved by a resolution of the general meeting of shareholders. the liquidation will be carried out by one or more liquidators, appointed by the general meeting of shareholders which will specify their powers and fix their remuneration.

                         TITLE IX. - GENERAL PROVISIONS

      ARTICLE 18

      All matters not governed by these articles of association are to be construed in accordance with the law of August 10th 1915 on commercial companies and the amendments thereto.